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FOR IMMEDIATE RELEASE

FORD'S HOURLY BUYOUT ACCEPTANCES REACH 38,000 THIS YEAR

DEARBORN, Mich., Nov. 29, 2006 - As part of a key objective of its North American turnaround plan, Ford Motor Company confirmed today that so far this year about 38,000 of its UAW-represented hourly workers have accepted package offerings for voluntary separations from the company.

This figure includes approximately 30,000 buyout offers preliminarily accepted during the recent system-wide open enrollment period that concluded this week for Ford hourly workers, including those at the company's Automotive Components Holdings (ACH) division. In addition, the figure includes about 8,000 acceptances received earlier in 2006 during targeted plant-by-plant buyout offerings to Ford and ACH employees. Of the 38,000 total acceptances, approximately 6,000 were by hourly employees at ACH. Ford began the year with about 83,000 UAW-represented employees.

The open enrollment period that began in October offered eight different voluntary buyout packages to all of Ford’s UAW-represented employees. The offers included traditional packages for retirement-eligible employees, as well as non-traditional packages for employees with at least one year of service. Just over half of the buyouts accepted during the recent open enrollment period were by employees who accepted one of the non-traditional packages, which provided

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options such as lump sum payments, tuition reimbursements or scholarship funds for family members.

The acceptances are preliminary, as all buyout offers are voluntary and include an employee’s opportunity to rescind acceptance up until the time of their separation from the company. The employee reductions will contribute toward major objectives of the accelerated Way Forward plan for turning around the company's North American operations. On Sept. 15, Ford announced its intention to reduce its North American hourly workforce by 25,000 to 30,000 employees by the end of 2008, including attrition and excluding employment reductions at ACH.

"One of Ford's priorities, and a large cost component of our Way Forward plan for North America, is our ability to adjust manufacturing capacity with demand, while continuing to reduce operating costs and becoming more efficient," said Alan Mulally, Ford president and CEO. "While I know that in many cases decisions to leave the company were difficult for our employees, the acceptances received through this voluntary effort will help Ford to become more competitive.

"We'd also like to thank the UAW for working closely with us in developing packages that will help employees to move productively into a new phase of their lives. It is clear that we were successful in providing appropriate options; this, in turn, is helping the company to meet its cost objectives."

Hourly employees who accepted buyout packages during the recent enrollment period will begin to leave the company in January 2007 and through the course of the year until all separations are completed by Sept. 1, 2007.

"Ford and the UAW have addressed several important issues throughout the year, which have allowed the company to reduce costs and achieve efficiencies," Mulally said. "Though there is more work to be done, recent history demonstrates that together we can significantly improve Ford's business."

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Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents. With about 300,000 employees and more than 100 plants worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.fordvehicles.com.

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